Exhibit 4.4

ANNUAL INFORMATION FORM

THE VERY GOOD FOOD COMPANY INC.

For the fiscal year ended December 31, 2020

June 10, 2021

TABLE OF CONTENTS

ANNUAL INFORMATION FORM	3
FORWARD-LOOKING INFORMATION	3
CORPORATE STRUCTURE	6
Incorporation and Head Office	6
Intercorporate Relationships	6
DEVELOPMENT OF OUR BUSINESS	6
History & Mission	6
Three-Year History	7
DESCRIPTION OF THE BUSINESS	10
Overview	10
Distribution Channels	11
Ingredient Supply	12
Product Innovation	12
Seasonality	12
Competitive Conditions	12
Regulatory Environment and Food Safety	12
Employees	13
Intellectual Property	13
CORPORATE RESPONSIBILITY	13
RISK FACTORS	14
Risks Relating to our Business and Industry	14
Risks Relating to our Common Shares	15
DESCRIPTION OF CAPITAL STRUCTURE	27
DIVIDEND POLICY	27
MARKET FOR COMMON SHARES	28
Trading Price and Volume	28
Prior Sales	28
ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER	30
DIRECTORS AND OFFICERS	31
AUDIT COMMITTEE	33
PROMOTERS	34
LEGAL PROCEEDINGS AND REGULATORY ACTIONS	35
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	35
TRANSFER AGENT AND REGISTRAR	35
MATERIAL CONTRACTS	35
INTERESTS OF EXPERTS	35
ADDITIONAL INFORMATION	36
APPENDIX A – AUDIT COMMITTEE CHARTER	37

THE VERY GOOD FOOD COMPANY INC.

ANNUAL INFORMATION FORM

Unless otherwise noted or the context otherwise indicates, the “Company”, “VERY GOOD’’, “us”, “we” or “our’’ refer to The Very Good Food Company Inc. and its subsidiaries.

Unless otherwise specified or the context otherwise requires, all information provided in this annual information form (the “Annual Information Form” or “AIF”) is given as at December 31, 2020. All references to ‘‘$’’ or “dollars” are to Canadian dollars. Amounts are stated in Canadian dollars unless otherwise indicated. Certain totals, subtotals and percentages throughout this Annual Information Form may not reconcile due to rounding.

This Annual Information Form contains certain trademarks held by the Company, such as The Very Good Food Co.™, The Very Good Butchers™, and We Butcher Beans™, which are protected under applicable intellectual property laws and are our property. Solely for convenience, our trademarks and trade names referred to in this Annual Information Form may appear without the ™ symbol, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and trade names.

FORWARD-LOOKING INFORMATION

This Annual Information Form contains “forward-looking information’’ within the meaning of applicable securities laws in Canada. Forward-looking information may relate to anticipated events or results and may include information regarding our financial position, business strategy, growth plans, budgets, operations, financial results, taxes, dividend policy, plans and objectives. Particularly, information regarding our expectations of future results, performance, achievements, prospects or opportunities or the markets in which we operate is forward-looking information. In some cases, forward-looking information can be identified by the use of forward-looking terminology such as “plans’’, “targets’’, “expects’’ or “does not expect”, “is expected’’, “an opportunity exists’’, “budget’’, “scheduled’’, “estimates”, “outlook”, “forecasts’’, “projection’’, “prospects’’, “strategy’’, “intends’’, “anticipates’’, “does not anticipate’’, “believes’’, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will’’, “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events or circumstances.

Discussions containing forward-looking information may be found, among other places, under “Development of our Business”, “Description of the Business” and “Risk Factors’’.

In particular and without limitation, this AIF contains forward-looking information includes, among other things, statements relating to:

•	the impact of the COVID-19 pandemic (“COVID-19”) and its impacts on our business;

•	our business strategy and growth plans;

•	our capital expenditures and operations;

•

the anticipated production volume capacities of the Rupert Facility (as defined in this AIF), the Patterson Facility (as defined in this AIF) and the Fairview Facility (as defined in this AIF), and the Company’s ability to scale and increase production output and the timing thereof;

•	expectations regarding the number of production lines and numbers of SKUs to be produced at the Rupert Facility and the Patterson Facility;

•	timing for the commencement of food production at the Patterson Facility and on the second production line at the Rupert Facility;

•	the Company’s ability to increase wholesale distribution in Canada and in the United States;

•	plans for, and the anticipated timing of, an eCommerce sales launch in the United Kingdom and in the European Union;

•	plans for and the anticipated benefits of VERY GOOD’s product innovation centre at Mount Pleasant including the ability to rapidly introduce new creative products into the market;

•	the anticipated timing for opening of the Mount Pleasant flagship butcher shop;

•	the Company’s commitment to corporate responsibility;

•	the Company’s ability to become a “Certified B Corporation”;

•	VERY GOOD’s acquisition strategy;

•

plans for, and the timing of, the launch of The Very Good Cheese Co. brand in the second quarter of 2021 and the Company’s new “Butcher’s Select” gluten-free line of products in the third quarter of 2021;

•	expectations regarding the scaling of the Company’s retail network to a target of greater than 3,000 retail stores and 15,000 points of distribution by the end of 2021 in Canada and the United States;

•	the ability to complete over 5,000 eCommerce orders per week;

•	the ongoing discussions with major US retailer banners regarding the distribution of the Company’s products;

•	the Company’s plans to obtain sustainability certifications and be both carbon and plastic neutral in the future;

•	the expected timing for non-GMO certification;

•	expectations regarding our ability to use the Victoria Butcher Shop & Restaurant as a template for the opening of additional locations across North America;

•	continuing to strategically register trademarks; and

•	expectations regarding the Credit Facility (as defined in this AIF).

Forward-looking information is based on our opinions, estimates and assumptions in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we currently believe are appropriate and reasonable in the circumstances. Despite a careful process to prepare and review the forward-looking information, there can be no assurance that the underlying opinions, estimates and assumptions will prove to be correct. Certain assumptions in respect of the impact of COVID-19; no material deterioration in general business and economic conditions; no material fluctuations of interest rates and foreign exchange rates; continued strong demand for our products; planned capital projects such as Mount Pleasant, the Patterson Facility, the Rupert Facility and the construction, costs, schedules, approvals and anticipated benefits relating thereto; the availability of sufficient capital to fund capital requirements associated with existing operations and capital projects; the ability to obtain necessary equipment, production inputs and labour; growth plans; the ability to retain senior management and other key personnel; the competitive environment conditions and our ability to position VERY GOOD competitively; the execution of our business strategy and growth plans and the impact thereof; future performance including future financial objectives; and food safety and regulatory compliance are all material assumptions made in preparing forward-looking information and management’s expectations.

Forward-looking information is necessarily based on a number of opinions, estimates and assumptions that we considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to the following risk factors described in greater detail under the heading entitled ‘‘Risk Factors’’ in this Annual Information Form:

•	the impacts of the ongoing COVID-19 pandemic;

•	our potential failure to successfully establish, or potential disruptions at, our facilities;

•	our need for significant additional funding and our negative cash flow from operations;

•	risks relating to the Credit Facility;

•	our history of losses;

•	the loss of members of our management team or other key personnel;

•	the highly competitive nature of the plant-based industry;

•	limited or disrupted supply of raw materials including key ingredients;

•	inability to scale production and manage our supply chain;

•	the rapid growth of our business and our ability to meet growth goals;

•	our acquisition strategy and ability to integrate new business;

•	our reliance on third-party logistics providers;

•	food safety and consumer health;

•	our ability to protect our trademarks or other intellectual property rights;

•	our increasing reliance on distributors;

•	the effectiveness of our marketing efforts including digital marketing and social media campaigns;

•	inability to protect our brand value and reputation;

•	failure to successfully expand to new markets;

•	failure to comply with applicable product labelling, marketing and advertising regulations;

•	our inability to develop and market new products and improvement to existing products;

•	failure to acquire or retain customers across our distribution channels;

•	the effects of consolidation in the retail grocer sector;

•	our failure to comply with laws and regulations;

•	disruptions affecting our information technology systems and eCommerce business;

•	claims made against us, which may result in litigation;

•	the impacts of climate change;

•	insurance-related risks;

•	leasing commercial and retail space;

•	consumer trends;

•	changes in the general economic conditions;

•	union attempts to organize our employees;

•	failure to meet social responsibility metrics or ESG benchmarks;

•	counterparty risk;

•	changes in accounting standards;

•	volatility in the market price for Common Shares (as defined in this AIF);

•	future equity sales; and

•	no cash dividends for the foreseeable future.

If any of these risks or uncertainties materialize, or if the opinions, estimates or assumptions underlying the forward-looking information prove incorrect, actual results or future events might vary materially from those anticipated in the forward-looking information. The opinions, estimates or assumptions referred to above and described in greater detail in “Risk Factors’’ should be considered carefully by readers.

Although we have attempted to identify important risk factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other risk factors not presently known to us or that we presently believe are not material that could also cause actual results or future events to differ materially from those expressed in such forward-looking information. There can be no assurance that such information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information, which speaks only as of the date made. The forward-looking information contained in this Annual Information Form represents our expectations as of the date of this Annual Information Form (or as the date they are otherwise stated to be made) and are subject to change after such date. However, we disclaim any intention or obligation or undertaking to update or revise any forward- looking information whether as a result of new information, future events or otherwise, except as required under applicable securities laws in Canada.

All of the forward-looking information contained in this Annual Information Form is expressly qualified by the foregoing cautionary statements.

CORPORATE STRUCTURE

Incorporation and Head Office

VERY GOOD is a public company that was incorporated on December 27, 2016 under the Business Corporations Act (British Columbia) under the name “The Very Good Butchers Inc.’’ and changed its name to The Very Good Food Company Inc. on October 1, 2019. On August 7, 2018, the Company altered its Notice of Articles (the “Articles”) to reflect an alteration to the authorized share structure by eliminating all classes of shares except for common shares (the ‘‘Common Shares’’) and on July 29, 2019, the Company amended its Articles to, among other things, provide that the Common Shares may be uncertificated and held in “book-entry” form, allow for names changes to be approved by directors’ resolution and remove certain shareholder drag-along rights.

Our head office is located at 2748 Rupert Street, Vancouver British Columbia, Canada, V5M 3T7 and our registered and records office is located at 885 W. Georgia, #900, Vancouver, British Columbia V6C 3H1. VERY GOOD’s corporate website address is www.verygoodfood.com.

Intercorporate Relationships

The following chart identifies the Company’s current subsidiaries, their applicable governing corporate jurisdictions and the percentage of their voting securities which are beneficially owned, or controlled or directed, directly or indirectly by VERY GOOD. As of December 31, 2020, none of the Company’s subsidiaries had total assets or operating revenues that exceeded 10% of the consolidated assets and operating revenues of the Company.

DEVELOPMENT OF OUR BUSINESS

History & Mission

We are an emerging plant-based food technology company that produces plant-based meat and other food products that are delicious while maintaining a wholesome nutritional profile. To date we have developed a core product line under The Very Good Butchers brand.

Founded by James Davison and Mitchell Scott in 2016, VERY GOOD grew out of their common frustration over a lack of good, tasty, top quality, nutritional plant-based food and the desire to offer innovative, low-processed and healthy alternatives to animal-based products, that are as great-tasting as they look. This desire underpins the lofty, badass but beautifully simple mission that guides our purpose-driven business: get millions to rethink their food choices while helping them do the world a world of good.

Three-Year History

During the three years ended December 31, 2020 and in the period subsequent to the end of fiscal 2020, a number of events, factors and initiatives have impacted the development and growth of our Company.

Early Days

Our Company started by selling products at local farmer’s markets. In February 2017, we opened the first vegan butcher shop on the west coast of Canada at the Victoria Public Market in Victoria, British Columbia (the “Victoria Butcher Shop & Restaurant”) which garnered significant public interest, with over 1000 people attending on opening day. In August 2017, the Victoria Butcher Shop & Restaurant was expanded to include a newly created restaurant designed to serve an enhanced product line and hot-food offerings. In the fall of 2017, we established our wholesale program with initial deliveries to smaller natural food grocery retailers. In April 2018, we launched our eCommerce store.

Scaling Production

Initially, we handcrafted products at a production kitchen on Denman Island in British Columbia. In December 2018, we moved our production kitchen to Victoria and in May 2019 expanded our production capacity by moving production to a 4,000 square feet production facility in Victoria (the “Victoria Facility”). With continued growth in product demand, increasing production at the Victoria Facility was a key corporate priority in 2020. We put in place various initiatives to optimize and increase production, such as effective production scheduling, labour retention and supply chain planning. We also implemented an updated inventory management system in September 2020, which has streamlined inventory tracking and procurement as well as a just-in-time inventory management system, which is expected to further increase capacity and improve eCommerce order wait times. The initiatives implemented to date resulted in an increase in weekly production volume to 20,000 lbs per week as at December 31, 2020 and a further increase to 24,000 lbs per week subsequent to fiscal 2020 year-end.

In August 2020, we entered into a lease for a production and distribution facility already built-out for food production located in Patterson, California (the “Patterson Facility”). We initially leased 25,000 square feet of space and hold an option to acquire an additional 25,000 square feet of adjoining space. The Patterson Facility is strategically located on the same property as one of our third-party logistics (“3PL”) providers such that product can be delivered for distribution by way of a short-haul forklift at minimal cost with no time in transit, and is also located on key shipping routes for ground transportation to wholesale clients and in close proximity to key suppliers. The Patterson Facility can accommodate up to four production lines, allowing for potential capacity of up to 98,500,000 lbs of product per year. We plan to start food production at the Patterson Facility in the latter part of 2021.

In November 2020, we entered into a lease for an approximately 45,000 square feet production facility in Vancouver, British Columbia (the “Rupert Facility”). Already built-out for food production with production, refrigeration, warehousing, research and development space and office space, the Rupert Facility presented us with a unique opportunity to build capacity and address near-term demand. The Rupert Facility is expected to be capable of producing up to 37,000,000 lbs of annualized product to be phased in over the next year. The Rupert Facility will have two production lines. The first line has been commissioned, tested and is producing saleable product effective May 2021. The second line is planned to start food production in the fourth quarter of 2021.

Through the acquisition of The Cultured Nut Inc. (the “Cultured Nut”), an artisan vegan cheese company based in Victoria, Canada in the first quarter of 2021, we took over the lease of their existing production facility located in Esquimalt, British Columbia (the “Fairview Facility”) and are currently in the process of scaling production to 500,000 lbs per year, the equivalent of 130,000 units per month through the addition of capital equipment and enhancing operational process flow. The Fairview Facility will continue to produce the Cultured Nut’s existing SKUs as well as other plant-based cheese products in development. The Cultured Nut’s top five products are being rebranded to The Very Good Cheese Co.

Butcher Shops and Product Innovation Centre

In January 2020, we entered into a lease for an approximately 14,000 square feet space in Vancouver’s Mt. Pleasant district (“Mount Pleasant”) and took possession on September 1, 2020. Mount Pleasant will be our second flagship store, with a retail front featuring our vegan butcher shop and restaurant concept, including a test kitchen, and will also house our research and development innovation centre (the “R&D Innovation Centre”) focused on product innovation and development. The R&D Innovation Centre will include a smaller production line which will be used to test new products and produce product for sale. We currently expect to welcome our first customers to the Mount Pleasant flagship store in the fourth quarter of 2021.

In September 2020, we entered into a lease for a new location for the Victoria Butcher Shop & Restaurant in downtown Victoria, British Columbia, currently scheduled to open at the end of June 2021. This location will feature an outdoor patio, larger footprint and will accommodate a higher volume of customers, while maintaining COVID-19 pandemic social distancing protocols for as long as these remain in place. This flagship location will be a template for the future opening of additional locations across strategic cities in North America.

Expanding Wholesale Distribution

As we have increased production capacity, we have entered into several retail partnerships and have been able to expand wholesale distribution points to 1,300 in 275 stores as at December 31, 2020. As at March 31, 2021, we had approximately 1,356 retail distribution points in Canada in 300 stores. Wholesale distribution points are defined as the number of retail stores multiplied by the number of product SKUs.

We have wholesale distribution partnerships in both Canada and the US. In 2020, we entered into wholesale distribution partnerships in Canada with Canada Choice Wholesalers (CCW), Horizon Distributors and United Natural Foods (UNIFI) (Canada). Most recently, to increase our wholesale retail distribution in the US, we entered into new partnerships with Boulder, Colorado-based natural food and beverage brokerage, Green Spoon Sales and wholesale distributor UNFI (USA), to accelerate our reach into grocery and retail across the US.

Through these wholesale distribution relationships, our products are now sold in various retail banners in Canada. In May 2020, select Whole Foods Market stores in Vancouver and Victoria, BC began carrying our The Very Good Butchers brand of plant-based meat alternatives. In July 2020, a distribution relationship with Sobeys Inc. became effective, which initially represents 30 Thrifty Foods stores located across British Columbia and Alberta, with the potential for expansion across Sobeys’ 1,500 store cross-country network. In August 2020, Canadian distributor and sustainable online retailer Spud.ca began carrying The Very Good Butchers products. In January 2021, Quality Foods, a Vancouver Island based retailer owned by the Jim Pattison Group, agreed to list The Very Good Butchers products, increasing our retail network by 14 locations. In February 2021, Sobeys agreed to expand product placements into its top ten Safeway locations, and we also expanded our distribution into Eastern Canada through Farm Boy retail stores which are part of the Sobeys network. We are also in ongoing discussions with several major retail banners in the US for the introduction of our products onto their shelves in the latter part of 2021.

Scaling eCommerce

Establishing hubs across North America is a critical step in building a scalable eCommerce business, reducing shipping costs and enhancing customer relationships through faster delivery times. In August 2020, we signed agreements with three strategically located 3PL providers in North America to increase speed of delivery to customers and reduce associated shipping costs for eCommerce store orders. These 3PL facilities’ centralized locations provide VERY GOOD with the capabilities of reaching anywhere in North America in two to three days via ground or rail transportation. All three providers provide pick, pack and ship services for our eCommerce orders and wholesale palletization for orders from retailers. These agreements have allowed us to increase our online order fulfilment rate from 900 per week to 1,800 per week during the fourth quarter of 2020.

Financings and Stock Exchange Listings

Since incorporation we have capitalized VERY GOOD with a series of private placements. In August 2017, we launched a Kickstarter campaign and raised $64,000 from 700 different backers. In September 2018, we launched a fundraising campaign through FrontFundr and raised $600,000 in convertible debentures from 248 investors across Canada in a series of closings pursuant to the crowdfunding and accredited investor exemptions under applicable securities legislation. In June 2019, we completed a further financing round of convertible debentures in the principal amount of $300,000. Together, these convertible debentures converted into an aggregate of 7,494,716 Common Shares upon completion of our initial public offering on June 17, 2020 (the “IPO’’). On July 31, 2019, we closed a private placement for gross proceeds of $1,849,80 through the issuance of 12,348,669 Common Shares and 6,174,334 warrants exercisable into Common Shares (“Warrants’’). All of the Warrants were exercised prior to their expiry on July 31, 2020, for additional proceeds to us of approximately $1.8 million.

Upon completion of the IPO, our Common Shares were listed for trading on the Canadian Securities Exchange (“CSE’’) under the symbol “VERY”. Since becoming a public company, we have completed two public offerings, a bought deal for gross proceeds of $8,521,500 that closed on August 7, 2020 (the “August Bought Deal”) and a bought deal for gross proceeds of $13,226,150 that closed on December 4, 2020 (the “December Bought Deal’’). Concurrently with the December Bought Deal, we also completed a private placement for gross proceeds of $999,999 to accommodate investor demand that could not be included in the December Bought Deal.

On March 17, 2021, our Company graduated from the CSE to the TSX Venture Exchange (“TSX-V’’) and our Common Shares became listed on the TSX-V under the symbol VERY.V and were subsequently delisted from the CSE. In 2020, our Common Shares were also listed on the OTCQB under the symbol ‘‘VRYYF’’ and on the Frankfurt Stock Exchange under the symbol ‘‘0SI’’.

On March 9, 2021, we announced the execution of a non-binding term sheet (the “Term Sheet”) with a lender for a committed $70 million senior secured credit facility (the “Credit Facility”). On June 7, 2021, we announced the execution of a definitive loan agreement (the “Loan Agreement”) with respect to the Credit Facility which superseded the Term Sheet. Under the terms of the Loan Agreement, the Credit Facility provides a senior secured $20 million revolving line of credit and a $50 million asset backed term loan to VERY GOOD. All amounts drawn under the Credit Facility pay interest at a rate of 9.95% per annum and be repaid in full upon maturity. The Loan Agreement provides for a term of 24 months for the Credit Facility with an option to renew, upon mutual consent, for another 12 months. The Credit Facility is secured by the Company’s assets.

Acquisitions

In February 2021, we entered the plant-based cheese market with the acquisition of the Cultured Nut, with sales distribution in several online and grocery retailers, including select Whole Foods Market stores. The acquisition was completed pursuant to a share purchase agreement between the Company and the shareholders of Cultured Nut, for an aggregate purchase price of $3,000,000, subject to customary post-closing adjustments. The purchase price comprised an equity issuance of 139,676 Common Shares at a deemed price of approximately $7.15 per Common Share ($1,000,000) and cash consideration of $2,000,000, of which $1,000,000 is contingent on the successful achievement of certain milestones related to the integration of the Cultured Nut’s business over a 12-month period. We currently intend to rebrand the Cultured Nut’s product line under a new brand called The Very Good Cheese Co., which is expected to launch in the second quarter of 2021 through VERY GOOD’s eCommerce and wholesale distribution channels.

In March 2021, we completed the acquisition of Lloyd-James Marketing Group Inc. (“Lloyd-James’’), a boutique wholesale and food service broker specializing in the plant-based food industry. Lloyd-James has a history of placement in large natural, specialty and conventional grocery retailers such as Whole Foods Market, The Pattison Food Group, Sobeys, Metro, Loblaw and Walmart. The acquisition was completed pursuant to a share purchase agreement between the Company and the sole shareholder of Lloyd James for an aggregate purchase price of $1,075,000, subject to customary post-closing adjustments. The purchase price comprised an equity issuance of 62,329 Common Shares at a deemed price of approximately $6.42 per Common Share ($400,000) and cash consideration of $675,000, of which $350,000 is contingent on the successful achievement of certain milestones related to the achievement of specific sales targets in 2021.

Building our Team

Since inception our founders, Mitchell Scott and James Davison, have been joined by accomplished executives and professionals with a broad range of expertise and skills. In particular, over the past ten months we have worked to build the right team to grow our business by investing in talent across the organization.

At the senior leadership level, Kamini Hitkari became our Chief Financial Officer in September 2020 and subsequently also assumed the role of Corporate Secretary. Kamini is a Chartered Accountant with a background in the consumer product goods industry and scaling high-growth companies. In December 2020, William (Bill) Tolany was appointed to our board of directors (the “Board’’). Bill has extensive experience in marketing and ecommerce strategies, having previously served as the Senior Director of Marketing at Whole Foods Market and as Regional General Manager for Amazon, where he helped lead the launch and expansion of Amazon Prime Now. In January 2021, Ana Silva joined us as President from Daiya Foods Inc., where she served as Chief Financial Officer for the past five years, during which time Daiya underwent a $405 million acquisition. Ana also serves as a member of the Board.

The Impact of COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a worldwide pandemic. Since its outbreak, COVID-19 has continued to spread globally and had a significant impact on general economic conditions. While some COVID-19 restrictions have been lifted or eased in many jurisdictions as the rates of COVID-19 infections have decreased or stabilized and the rollout of vaccines has gained momentum, the duration and long-term impact of the COVID-19 pandemic currently remains unknown.

Along with businesses globally, VERY GOOD is subject to the continuing risk that COVID-19, and its current and/or any future variants, may impact our results of operations or financial condition through disruptions to our operations including as a result of temporary production suspensions at our Victoria, Rupert, or Fairview Facilities, prolonged indoor dining restrictions at our Victoria Butcher Shop & Restaurant Flagship Store, interruptions in our supply chain and distribution network, or delays in the delivery of equipment to our production facilities.

We continue to utilize and refine our safety protocols to ensure the health and wellness of our employees which include the use of personal protective equipment and physical distancing initiatives to reduce risk within our facilities. As a result of the policies and procedures implemented, our operations have been largely uninterrupted by the COVID-19 pandemic other than with respect to the impact of the government mandated closures for in-restaurant dining on our Victoria Butcher Shop & Restaurant Flagship Store which have been lifted as at the date of this Annual Information Form.

DESCRIPTION OF THE BUSINESS

Overview

Principal Products: Our principal products are comprised of a varied line-up of natural plant-based meat alternatives under our The Very Good Butchers brand. Since the acquisition of the Cultured Nut we also sell vegan cheeses, marketed under The Very Good Cheese Co. brand starting in June 2021. The principal ingredients we use to create The Very Good Butchers products include legumes such as black, adzuki and navy beans, a variety of vegetables and/or fruit, vital wheat gluten (the natural protein found in wheat), herbs and spices. The Cultured Nut products are made from tree nuts using fermentation as part of the process and are soy and gluten free.

Principal Customers: We sell our products to major grocery chains, independent grocery outlets, online retailers and on our eCommerce platform. Our products are merchandized in the refrigerated and frozen sections of stores. In addition to wholesale and the eCommerce sales channels, we also offer our products in the Victoria Butcher Shop & Restaurant Flagship Store, where we sell them individually for a deli-like experience and in creative plant-based iterations of traditionally animal protein centric dishes on the restaurant menu.

Principal Markets: We currently sell our products in Canada and the United States.

Distribution Channels

We currently distribute and sell our products through three main channels: eCommerce, wholesale and the Victoria Butcher Shop & Restaurant as described below.

eCommerce – Our eCommerce Store sells VERY GOOD’s products both individually and in boxed sets. In addition, VERY GOOD offers a monthly subscription service which allows customers to receive monthly boxed sets at a discount over a select period of time. As at December 31, 2020, we had over 800 active subscribers across Canada and in the United States and at the end of our first quarter ended March 31, 2021, we had over 1,900 active subscribers with new subscribers joining daily. eCommerce sales allow us to capitalize on demand by shipping products directly to consumers and transforming demand into a recurring income stream via a subscription model. During the year ended December 31, 2020, we shipped 40,322 eCommerce orders and during the three months ended March 31, 2021, we shipped 23,181 eCommerce orders which represents 57% of the total eCommerce orders processed in fiscal 2020. We monitor weekly orders versus inventory on hand and manage marketing efforts in lock step with production capacity.

For the fiscal year ended December 31, 2020, revenue from the eCommerce channel was $3,382,458, representing 72.9% of our consolidated revenue for fiscal 2020, compared to $225,121 for the fiscal year ended December 31, 2019 representing 22.5% of consolidated revenue for fiscal 2019.

Wholesale – As at December 31, 2020, we had approximately 1,300 retail distribution points in Canada in 275 stores. Subsequent to year-end, this had increased to 1,356 retail distribution points in Canada in 300 stores as at March 31, 2021. These wholesale accounts include national grocery store chains operating in Western Canada including Whole Foods Market, Thrifty Foods (Sobeys), Fresh St. Market, Choices Markets and IGA, as well as smaller independent grocers and online retailers. As at the date of this Annual Information Form, our products we have also expanded to Eastern Canada where our products are now available at Farm Boy in Ontario.

For the fiscal year ended December 31, 2020, revenue from the wholesale channel was $840,490 representing 18.1% of our consolidated revenue for fiscal 2020, compared to $156,137 for the fiscal year ended December 31, 2019 representing 15.6% of our consolidated revenue for fiscal 2019.

Butcher Shops & Restaurants – Our current and future butcher shop and restaurant locations are intended to serve as the brick and mortar of our distribution network, designed to showcase our products, serve as test kitchens, and be utilized as a key marketing and branding tool. We currently have the Victoria Butcher Shop & Restaurant Flagship Store and our second flagship butcher shop and restaurant at Mount Pleasant is scheduled to open in the latter part of the fourth quarter of 2021.

For the fiscal year ended December 31, 2020, revenue from the Victoria Butcher Shop & Restaurant and our food truck, was $413,890 representing 8.9% of our consolidated revenue for fiscal 2020, compared to $618,539 for the fiscal year ended December 31, 2019 representing 61.9% of our consolidated revenue for fiscal 2020.

Ingredient Supply

We source ingredients from a number of suppliers and have entered into written supply agreements for some key ingredients such as certain types of beans and vital wheat gluten. Many of the inputs in our products are generally readily available in the market from a variety of suppliers, however, as our production volume ramps up, we will increasingly be required to enter into volume agreements to secure timely access and pricing in our supply chain, in particular with respect to vegetables in line with crop cycles and for organic ingredients.

Product Innovation

Central to our ability to compete is the ability to continually innovate and develop new plant-based products. Our future R&D Innovation Centre at Mount Pleasant will support a pipeline of new product innovation to broaden and deepen our product portfolio.

We currently expect to launch our new “Butcher’s Select’’ gluten-free and soy-free line of products in the third quarter of 2021. Butcher’s Select comprises plant-based sausages, burgers and meatballs carefully crafted using simple ingredients with an extra meaty texture.

In addition, following the acquisition of the Cultured Nut, we relaunched five SKUs of plant-based cheese under our new brand, The Very Good Cheese Co. in our eCommerce channel starting in June 2021. The SKUs will be available in retail stores in the third quarter of 2021.

Seasonality

Demand for our products can be seasonally affected as demand increases for certain items such a burgers and hot dogs in the summer BBQ season and for other products such as our Beast roast, in the winter holidays season. We also compete with other plant-based food companies for raw materials many of which must be secured at specific times of the year due to timing of crop cycles.

Competitive Conditions

The plant-based food market has experienced accelerated growth in recent years. This growth has been accompanied by intense competitive pressure as new entrants, legacy plant protein companies and more traditional multi-national food manufacturers compete for market share in this rapidly evolving space. Our competitors are a diverse group of brands that produce plant-based food products including small and large independent companies as well as large-scale manufacturers of animal-based protein that have integrated plant-based meat, dairy and other food alternatives within their product offerings.

We compete both in the meat alternatives market and in the plant-based cheese category based on a combination of factors, including taste, nutritional profile and ingredients, quality, product availability, retailer shelf space and shelf placement, brand awareness and customer loyalty, price, and effective promotions.

Regulatory Environment and Food Safety

The food industry is highly regulated and is subject to changing political, legislative, regulatory, and other influences. In Canada, the primary federal agencies governing the manufacture, distribution, labelling and advertising of the consumer food products are the Canadian Food Inspection Agency (the “CFIA’’) and Health Canada. Together these agencies regulate product composition, manufacturing, labelling and other marketing and advertising to consumers. The CFIA has the authority to inspect our facilities to evaluate compliance with prescribed requirements. Additionally, the CFIA requires that certain nutrition and product information appear on our product labels. We are also restricted from making certain types of claims about our products, including nutrient content claims, health claims, and claims regarding the effects of our products on any structure or function of the body, whether express or implied, unless we satisfy certain regulatory requirements.

Currently the Safe Food for Canadians Act (the “SFCA’’), the Safe Food for Canadians Regulations (the “SFCR’’), the Food and Drugs Act (the “FDA’’) and the Food and Drugs Regulations (the “FDR’’) are the main federal food laws and regulations in Canada. The responsibility for food labelling is shared between the CFIA and Health Canada. Under the FDA, Health Canada, together with the CFIA, administers regulations relating to the health, safety, and nutritional quality of food sold in Canada. This includes labelling requirements about the nutrients in food, claims about nutrients, the presence of food allergens, and safety-related expiration dates. Under the FDA and FDR, the CFIA is primarily responsible for administering non-health and safety food labelling regulations related to misrepresentation, labelling, advertising and standards of identity. The CFIA is responsible for the enforcement of all of the federal food laws.

In particular, our production facilities and products are subject to inspection by the CFIA, provincial and municipal health authorities.

Our Victoria Facility and the Rupert Facility are required to adopt a Preventive Control Plan (a “PCP’’) under the SFCA and SFCR. The PCP addresses certain regulatory and safety aspects of food processing and importing in Canada and is based on internationally accepted practices. The PCP must also include a hazard analysis that describes how hazards will be controlled and/or eliminated.

In order to maintain compliance with the various and ever changing regulatory, industry and customer requirements and expectations, we employ a food safety and quality assurance team comprised of qualified, trained and experienced personnel. As part of our commitment to food safety our Victoria Facility has obtained third-party HACCP certification. HACCP is a global defining requirement for effective control of biological, chemical and physical food hazards. At our Rupert Facility we are working to complete the NSF supplier assurance audit by the end of 2021, which is a recognized third-party audit for large retailers such as Sobeys and Whole Foods Market.

Employees

As of December 31, 2020, we had 87 regular full and part-time employees, of whom 41 were salaried employees and 46 were hourly employees. Our employees are not covered by a collective bargaining agreement and we have had no labour-related work stoppages.

Intellectual Property

Trademarks

Brand recognition and loyalty is highly important in the food industry. Our principal trademarks currently include the logos and/or wordmarks of The Very Good Butchers, We Butcher Beans and The Very Good Food Co. which have either become registered or for which we have applied for registration in Canada, the United States, the European Union and the United Kingdom. We intend to continue to work to strategically register trademarks that we use today and those we develop in the future.

Trade Secrets

We consider proprietary information related to recipes, formulas and production methods to be trade secrets. Our employees with access to such information are subject to contractual and common law confidentiality provisions which prohibit them from disclosing information, including information relating to our recipes and production methods, acquired by them during, as a consequence of, or in connection with their employment.

CORPORATE RESPONSIBILITY

Central to our mission to get millions to rethink their food choices while helping them do the world a world of good, is our commitment to grow and operate our business in a socially responsible and environmentally sustainable manner. Within that context we are working to create a meaningful environmental, social and governance framework that aligns with our core values.

Sustainability. We are committed to reducing the environmental impacts known to contribute to climate change by sourcing organic ingredients as much as possible, optimizing packaging choices through the use of sustainable materials, implementing effective waste management processes and continually evaluating our distribution systems.

Healthy Food. We are committed to promoting healthy foods and wholesome nutrition through our products and are investing in product development and innovation to expand our portfolio and consumer choice. To demonstrate our commitment to transparency in our ingredients we are also working to obtain third-party non-GMO certification of our products.

Supporting our Community. We are committed to supporting our communities through charitable contributions such as our ongoing Burger of the Month program under which we donate a portion of the sales of our Victoria Butcher Shop & Restaurant’s monthly burger promotion to local charities.

Human Rights in our Supply Chain. As we grow our supply chain, we are committed to working with our suppliers to support healthy working conditions and fair compensation for farmers.

Diversity. We are committed to gender and other diversity representation on our Board and executive and senior management level.

Code of Conduct. We have adopted a Code of Conduct to communicate to all of our team members our commitment to conducting business with honesty and integrity, in compliance with applicable laws, regulations and policies, and in a manner that preserves our reputation and deters unethical behavior and wrongdoing.

Becoming a Certified B Corporation. We are working to become a “Certified B Corporation”. The term Certified B Corporation does not refer to a particular form of legal entity, but instead refers to companies that are certified by B Lab, an independent non-profit organization, as meeting rigorous standards of social and environmental performance, accountability and transparency.

RISK FACTORS

The following specific factors could materially adversely affect us and should be considered when deciding whether to make an investment in VERY GOOD and our Common Shares. The risks and uncertainties described in this Annual Information Form and the information incorporated by reference herein are those we currently believe to be material, but they are not the only ones we face. If any of the following risks, or any other risks and uncertainties that we have not yet identified or that we currently consider not to be material, actually occur or become material risks, our business, prospects, financial condition, results of operations and cash flows and consequently the price of the Common Shares could be materially and adversely affected. In all these cases, the trading price of the Common Shares could decline, and prospective investors could lose all or part of their investment. In addition, the following factors could affect our financial performance and cause actual results, plans and expectations to differ materially from those expressed or implied in any of the forward-looking information contained in this Annual Information Form.

Risks Relating to our Business and Industry

Risks associated with the ongoing COVID-19 pandemic

The global spread and unprecedented impact of COVID-19 continues to create significant volatility, uncertainty and economic disruption. COVID-19 has led governments and other authorities around the world to implement significant measures intended to control the spread of the virus, including social distancing measures, business closures or restrictions on operations, quarantines and travel bans. While some of these restrictions have been lifted or eased in many jurisdictions as the rates of COVID-19 infections have decreased or stabilized, a resurgence of COVID-19 and the discovery of various new COVID-19 variants in some markets has slowed, halted or reversed the reopening process altogether. While the rollout of COVID-19 vaccines is currently underway in Canada and in the United States, we expect that it will take significant time before the vaccines are widely available and taken up on significant scale, including as a result of delays in the rollout or administration of the COVID-19 vaccines, declines in the public’s perception of the safety of the vaccines and their willingness to take the vaccines, or if COVID-19 and the new COVID-19 variant infection rates continue to increase.

The specific impacts that we may experience as a result of COVID-19 include disruptions to our operations and lost revenue if a significant number of our employees are asked to self-isolate and are unable to work or if we are required to temporarily suspend production as a result of an outbreak of COVID-19. Similarly, the ongoing production ramp-up and planned construction of line 2 at the Rupert Facility, construction at Mount Pleasant and the opening of the new location of our Victoria Butcher Shop & Restaurant may be moderately or severely delayed as a result of COVID-19 related impacts including the British Columbia government’s provincial order to restrict dine-in restaurant services which was recently lifted in late May 2021. We could also be negatively affected if our suppliers, distributors, logistics providers or equipment vendors experience disruptions within their operations.

Overall, the ongoing effects of COVID-19 could have a material adverse impacts on our business, results of operations, financial condition, and cash flows and may adversely impact the price of our Common Shares.

Risks relating to failure to successfully establish facilities

Any substantial delays in bringing the Rupert Facility up to full production on our current schedule will affect our production capacity, our ability to meet demand for our products and expand distribution; all of which would negatively impact our ability to achieve our growth goals and financial objectives. Similarly, delays in the construction of Mount Pleasant will prevent us from opening the Mount Pleasant flagship butcher shop and restaurant and launching the R&D Innovation Centre within our current timeframe. Further, any substantial delays in our current schedule for commissioning the Patterson Facility, will have a negative impact on production capacity and the distribution of our products.

Our ability to bring the Rupert Facility up to full production, complete construction on Mount Pleasant and build-out and commission the Patterson Facility is dependent on a variety of factors including the timely receipt of required permits and approvals for construction, the accuracy of construction schedules and cost estimates, availability and cost of engineering resources, constructions crews and materials, our ability to hire and retain skilled employees at these facilities, adequate funding for the substantial capital expenditures required such as the equipment used to produce our products, the timely delivery of production equipment for which lead times can be lengthy and delays in shipping as a result of the impact of COVID-19 or otherwise.

Even if we are able to establish these facilities as planned and on schedule, we may not realize all of the operational and financial benefits we expect to receive.

Additional funding requirements and negative cash flow from operations

We are focused on growth and expansion, including the expansion of our production capacity and distribution channels. To support our expanding business and execute on our growth strategies, we will require significant capital for the build-out and equipping of our Rupert Facility, Patterson Facility and Mount Pleasant, and for funding product development and innovation, potential acquisitions, marketing and other corporate initiatives. Unanticipated costs may also arise and our overall future capital requirements may vary due to the occurrence of unforeseen factors.

We had negative cash flow from operating activities of $9,660,481 and $1,432,523 for the fiscal years ended December 31, 2020 and 2019, respectively, and will require us to access the Credit Facility and require additional equity or debt financing to operate and expand our business. If such financing is not available to us, or is not available on satisfactory terms, our ability to operate and expand our business or respond to competitive pressures would be curtailed or severely limited and we may need to delay, limit or disregard expansion plans or other elements of our growth strategy or our operations. Our inability to secure sufficient funding could have a material adverse effect on our business, financial condition, results of operations. In addition, the issuance of Common Shares pursuant to any equity financing may affect the value of our Common Shares and could result in dilution to our shareholders.

Risk relating to the Credit Facility

The Company is required to comply with customary positive and negative covenants under the Loan Agreement and, in the event that we do not comply with these covenants, our access to capital could be restricted or repayment could be required. Events beyond our control may contribute to the failure of the Company to comply with such covenants. A failure to comply with any of the covenants could result in an event of default which, if not cured or waived, would permit acceleration of the indebtedness pursuant to the Credit Facility. The acceleration of the Company’s indebtedness under the Credit Facility may permit acceleration of indebtedness under any other agreements that contain cross default or cross-acceleration provisions. In addition, the Credit Facility imposes certain operating and financial restrictions on the Company that include restrictions on the payment of dividends, limitations on liens, entering into disposition of assets or amalgamations and limitations on additional indebtedness, among others. Even if VERY GOOD is able to obtain new financing, it may not be on commercially reasonable terms or terms that are acceptable to the Company.

Risks relating to history of losses

We have experienced net losses since incorporation. For the fiscal years ended December 31, 2020 and 2019 we incurred net losses of $13,858,800 and $2,341,544, respectively. We anticipate that our operating expenses and capital expenditures will increase substantially in the foreseeable future as we continue to invest to expand our production capacity, increase our customer base, supplier and distributor networks, hire additional employees, scale our R&D efforts and introduce new products in the market, pursue expansion to other jurisdictions, and ramp-up our marketing programs to build brand awareness. Our expansion efforts may prove more expensive than anticipated, and we may not succeed in increasing sales and margins sufficiently to offset the anticipated higher expenses. In addition, many of our expenses, including the costs associated with our existing and the proposed future production facilities, are fixed. Accordingly, we may not be able to achieve or sustain profitability, and we may incur significant losses for the foreseeable future.

Risks relating to reliance on senior management and other key personnel

Our management team consists of a core group of senior executive officers. As a result of having a small group of senior executive officers, the loss of the technical knowledge, management expertise and knowledge of our operations of one or more members of our team, could result in a diversion of management resources, as the remaining members of management would need to cover the duties of any senior executive who leaves us and would need to spend time usually reserved for managing our business to search for, hire and train new members of management. We do not have key person life insurance policies for our management employees.

The loss of some or all of our management team or other key personnel, including the directors and managers of key functional areas, could negatively affect our ability to develop and pursue our growth strategy, which could adversely affect our business and financial condition. Any departures of senior management could also be viewed in a negative light by investors and analysts, which could cause the market price of our Common Shares to decline.

Additionally, the market for key personnel in the plant-based food industry is highly competitive. As a result, we may not be able to attract and retain key personnel with the skills and expertise necessary to manage our business and pursue our growth strategy.

Risks relating to competition in the plant-based food industry

We face intense competition in the plant-based food industry as new entrants and more traditional food companies vie for market share in this rapidly evolving market. Most of our competitors are, and many of our potential competitors may be, larger, and may have greater brand recognition, greater presence in both the retail and online marketplace and access to greater financial, marketing and other resources. Therefore, these competitors may be able to devote greater resources to the marketing and sale of their products, generate greater brand recognition or adopt more aggressive pricing policies and distribution methods than we can. As a result, we may lose market share, which could reduce our revenue and adversely affect our results of operations.

We do not possess exclusive rights to some elements that currently comprise our core brand such as our vegan butcher shop concept and offerings. Our competitors may seek to emulate facets of our business strategy, butcher shop store experience or product offerings, which could result in a reduction of any competitive advantage that we may possess, and our business could suffer. There is no assurance that we will continue to compete successfully against existing or future competitors.

Risks relating to limited or disrupted supply of key ingredients

A number of the ingredients in our products, such as vegetables, beans and vital wheat gluten derived from wheat flour, are vulnerable to adverse weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes, hurricanes and pestilence. Adverse weather conditions and natural disasters can lower crop yields and reduce crop size and quality, which in turn could reduce the available supply of, or increase the price of quality ingredients. We also compete with other food producers in the procurement of ingredients, and as consumer demand for plant-based protein products increases, this competition may increase. Moreover, we strive to use organic ingredients which are more limited in supply than conventional product ingredients. If supplies of quality ingredients are reduced or there is greater demand for such ingredients, we may not be able to obtain sufficient supply on favourable terms, or at all, which could impact our ability to supply products to distributors and retailers and may adversely affect our business, results of operations and financial condition.

In addition to ingredients, we also purchase significant amounts of packaging for our products. Price fluctuations in our key ingredients and packaging supplies could increase our cost of goods sold and we may not be able to implement product price increases to cover any increased costs, or any price increases implemented may result in lower sales volumes. If we are not successful in managing our raw material costs, and unable to increase our prices to cover increased costs or if such price increases reduce sales volumes, then such increases in costs will adversely affect our business, results of operations and financial condition.

We currently have short-term written supply agreements with only a few suppliers of our key ingredients. As we scale production at the Rupert and Patterson Facilities, we will be required to secure larger volumes of raw materials pursuant to volume commitment agreements aligned with crop cycles. If we are unable to secure such agreements for the supply of the necessary ingredients in sufficient quantities at competitive prices, or at all, this could negatively affect our production capacity and ability to meet demand for our products. Similarly, suppliers with whom we do not have any written agreements, could seek to alter or terminate their relationship with us at any time, which could result in disruption to our supply chain and have an adverse effect on our business if we are not able to replace these suppliers in a timely manner, on commercially reasonable terms, or at all.

Risks associated with scaling production and ability to manage supply chain

Our ability to effectively scale production processes and effectively manage our supply chain requirements has risk. We must accurately forecast demand for our products and inventory needs to ensure we have adequate available production capacity and to effectively manage our inventory. Insufficient or delayed supply of products threatens our ability to meet customer demands while over capacity threatens our ability to generate profit. If we do not accurately align our production capabilities and inventory supply with demand, our business, financial condition and results of operations may be materially adversely affected.

Risks associated with rapidly growing our business and ability to meet growth goals

We have grown rapidly since inception and since completing our IPO, which places significant demands on our management, financial, operational and other resources. The anticipated growth and expansion of our business and our product offerings will continue to place considerable demands on our management and operations teams and will require substantial resources to meet our needs, which may not be available in a cost-effective manner, or at all. As we move forward, we expect our growth to bring new challenges and complexities that we have not faced before. We cannot anticipate all the demands that expanding operations would impose on our business, and our failure to appropriately address these demands could have an adverse effect on us. If we do not effectively manage our growth, we may not be able to execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy customer requirements or maintain high-quality product offerings, any of which could harm our business, brand, results of operations and financial condition.

The success of our growth strategy is dependent on, among other things, our ability to expand production through added capacity, drive revenue growth through increased sales across our distribution network, raise brand awareness, innovate, diversify our product portfolio, effectively integrate newly acquired businesses as well as other factors which are beyond our control, including general economic conditions.

If we fail to execute any one or more of these initiatives or fail to fully realize the benefits expected to result from these initiatives, our results of operations could be materially adversely impacted, and the price of our Common Shares could decline.

Risks associated with future acquisitions or investments

In the first quarter of 2021, we completed the acquisitions of the Cultured Nut and Lloyd-James. As we move to integrate these businesses with our own, we may experience difficulties, the anticipated benefits of the acquisitions may not be fully realized in a timely manner or at all. We also intend to pursue further acquisitions and investments in the future that we believe will help us achieve our strategic objectives. However, we may not be able to find suitable acquisition candidates, and even if we do, we may not be able to complete acquisitions on favourable terms, if at all. If we do complete acquisitions, we may not ultimately achieve our goals or realize the anticipated benefits as acquisitions inherently involve a number of risks. Specifically, the pursuit of acquisitions and any integration process will require significant time and resources and could divert management time and focus and we may not be able to manage the process successfully. An acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures, including disrupting our ongoing operations and subjecting us to additional liabilities, increasing our expenses, and adversely impacting our business, financial condition and operating results. Moreover, we may be exposed to unknown liabilities related to the acquired company or products for which we may not be sufficiently indemnified, and the anticipated benefits of any acquisition, investment or business relationship may not be realized if, for example, we fail to successfully integrate such acquisition into our company. To pay for any such acquisitions, we would have to use cash, incur debt, or issue debt or equity securities, each of which may affect our financial condition or the value of our Common Shares and could result in dilution to our shareholders. Our acquisition strategy could require significant management attention, disrupt and harm our business, financial condition and results of operations.

Risks relating to third-party logistics

We currently rely upon independent third-party logistics providers for the fulfillment of our eCommerce orders and increasingly also for our wholesale shipments. Our use of such third-party providers for fulfillment is subject to risks, including but not limited to, labour disruptions, human error and shipment delays. Any unanticipated changes in our third-party providers, such as a result of a strike or other stoppages, could result in logistical difficulties that could adversely impact deliveries and we may incur costs and expend resources in connection with such change. Moreover, we may not be able to obtain terms as favourable as those received from the third-party providers we currently use, which may also result in increased costs, or we may not be able to replace our current third-party providers with a viable alternative at all. Failure of our third-party providers to deliver our products in a timely manner may negatively impact our customer service levels, brand reputation and profitability. Additionally, our third-party providers are required to maintain the quality of our products and to comply with our product specifications and any failure to do so could adversely affect our reputation in the marketplace and result in product recalls, product liability claims and economic loss.

Risks relating to food safety and consumer health, including product liability

We are subject to risks that affect the food industry in general, including the risks posed by food spoilage, accidental contamination, foodborne illness, product tampering, consumer product liability, and the potential costs and disruptions of a product recall. Unexpected side effects, illness, injury or death related to allergens, food-borne illnesses or other food safety incidents involving our products could result in the discontinuance of sales of these products or otherwise result in increased operating costs, regulatory enforcement actions, lawsuits or harm to our reputation. We manage these risks by maintaining strict and rigorous controls and processes in our production processes and distribution system. However, we cannot assure that such systems will eliminate the risks related to food safety. Any product safety issue could subject us to product liability and negligence claims, including consumer class action lawsuits, adverse publicity and government scrutiny, investigation or intervention, resulting in increased costs and decreased sales. Any claims brought against us may exceed or be outside the scope of our existing or future insurance policy coverage or limits. Any of these events could have a material adverse impact on our business, financial condition and results of operations.

Risks related to real or perceived quality or health issues with our products

We believe our consumers rely on us to provide them with high-quality plant-based products. Therefore, real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving us (such as incidents involving our competitors), could cause negative publicity and reduced confidence in our Company, brand or products, or the industry as a whole, which could in turn harm our reputation and sales, and could materially adversely affect our business, financial condition and operating results. Although we believe we have a rigorous quality control process, there can be no assurance that our products will always comply with the standards set for our products, and although we strive to keep our products free of pathogenic organisms, they may not be easily detected and cross-contamination can occur.

We have no control over our products once purchased by consumers. Accordingly, consumers may prepare our products in a manner that is inconsistent with our directions or store our products for long periods of time, which may adversely affect the quality and safety of our products. If consumers do not perceive our products to be safe or of high quality, then the value of our brand would be diminished, and our business, results of operations and financial condition would be adversely affected.

Any loss of confidence on the part of consumers in the ingredients used in our products or in the safety and quality of our products would be difficult and costly to overcome. Any such adverse effect could be exacerbated by our position in the market as a purveyor of high-quality plant-based protein products and may significantly reduce our brand value. Issues regarding the safety of any of our products, regardless of the cause, may have a substantial and adverse effect on our brand, reputation and operating results.

The growing use of social and digital media by us, our consumers and third parties increases the speed and extent that information or misinformation and opinions can be shared. Negative publicity about us, our brands or our products on social or digital media could seriously damage our brands and reputation. If we do not maintain the favorable perception of our brands, our sales and profits could be negatively impacted.

Risks relating to product recalls

Food producers are sometimes subject to the recall or return of their products for a variety of reasons, including product defects, such as contamination, unintended harmful side effects or interactions with other substances, packaging safety and inadequate or inaccurate labeling disclosure. We could be required to recall certain or a large portion of our products, including in the event of contamination or adverse test results or as a precautionary measure. There is also a risk that not all of the product subject to the recall will be properly identified, or that the recall will not be successful or not be enacted in a timely manner. A product recall could result in significant losses due to its costs, destruction of product inventory and lost sales due to the unavailability of the product or potential loss of current or new customers as a result of an adverse impact on our reputation. In addition, once purchased by consumers, we have no further control over our products and consumers may prepare our products in a manner that is inconsistent with our directions which may adversely affect the quality and safety of our products.

Risks associated with the protection of trademarks and other intellectual property rights

We rely on unpatented proprietary expertise, recipes and formulations and other trade secrets to develop and maintain our competitive position. Our success depends, to a significant degree, upon our ability to protect and preserve our intellectual property. Our employees with access to such information are subject to contractual and common law confidentiality obligations which prohibit them from disclosing information acquired by them during, as a consequence of or in connection with their employment. We rely on these agreements to protect our intellectual property rights. Nevertheless, trade secrets are difficult to protect. Although we attempt to protect our trade secrets, our confidentiality protections may not effectively prevent disclosure of our proprietary information and may not provide an adequate remedy in the event of unauthorized disclosure of such information. If we do not keep our trade secrets confidential, others may produce products with our recipes or formulations. Further, we currently own no patents or exclusive intellectual property rights in processes used for our products. As a result, our current and future competitors may be able to create and sell products similar to ours.

We rely on trademark registrations and common law trademark and copyright rights to protect the distinctiveness of our brand and have either registered, or applied to register, our current key trademarks, including We Butcher Beans and our The Very Good Butchers logo, in Canada, the United States, the European Union and the United Kingdom, and we may seek to expand our trademark registrations in the future. Current and future trademarks not yet registered may not be approved, or may be refused, and ultimately not registered. In addition, our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect our trademark rights could prevent us in the future from challenging third parties who use names and logos similar to our trademarks, which may in turn cause consumer confusion or negatively affect consumers’ perception of our brand and products.

Litigation may be necessary to protect and enforce our trademarks and other intellectual property rights, or to defend against claims brought by third parties. Such intellectual property disputes and proceedings may be protracted and costly with no certainty of success, and an adverse outcome could subject us to liabilities, force us to cease use of certain trademarks or other intellectual property or force us to enter into licenses with others. Any one of these occurrences may have a material adverse effect on our business, results of operations and financial condition.

Risks relating to distributor arrangements

The products sold in our wholesale program are sold through food distributors who sell and deliver our products to retailers. As we expand our wholesale program we will increasingly rely on our distributors. Since these distributors act as intermediaries between us and the retail grocers, we do not have short-term or long-term commitments or minimum purchase volumes in our agreements with them that ensure future sales of our products. The loss of one or more significant distributors, if we are unable to replace the distributor in a timely manner, could negatively affect our business, results of operations and financial condition.

Risks associated with marketing programs and brand value and reputation damage

We believe that our brand image has contributed significantly to the success of our business to date and that maintaining, promoting and positioning our brand image and increasing brand awareness is important to maintaining and expanding our customer base. Maintaining and enhancing our current brand image and awareness or any future brands we develop or acquire will require us to make investments in areas such as public relations and marketing. These investments, including digital marketing campaigns and organic social media through influencer engagement, may be substantial, and our efforts may not ultimately be successful. If our current marketing efforts are not successful, there may be no immediately available or cost effective alternative means to build or maintain brand awareness, which could negatively impact our business, financial condition and results of operations.

Our brand image and reputation may be impacted by actions taken by our employees, product attributes (including food safety and quality assurance issues that may result in recalls) and negative commentary or reviews. Real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving us or incidents involving our competitors, could cause negative publicity and reduced confidence in us and our products, which could cause harm to our brand, reputation and sales, and could materially adversely affect our business, financial condition and results of operations.

In addition, as we increase our influencer relationships to promote our brand and products to targeted consumer groups, if one of our influencers promotes our brand in a negative way or does not adhere to applicable guidelines required by law, this may negatively impact our brand and reputation. Widespread use and access to social media campaigns and viral messaging or imagery could significantly broaden the scope and impact of any such events or circumstances. Consumers may act on information conveyed through social media without further investigation and without regard to its accuracy. The harm to our brand may be immediate without affording us an opportunity for redress or correction, and there can be no assurances that we will respond in an appropriate or timely manner. Brand value is based on perceptions of subjective qualities, and any incident that erodes the loyalty of consumers, including adverse publicity, governmental investigation or litigation, could significantly reduce the value of our brand and adversely affect our business, results of operations and financial condition.

Risks relating to disruption at our facilities

Our offices, production facilities, warehouses, restaurant and third-party operated fulfillment centres are vulnerable to disruption from natural disasters, extreme and/or unusual weather, global health crises and disease outbreaks (including COVID-19), and other unexpected events. These events could cause, and in the case of COVID-19, have caused, disruptions in our operations and those of our third-party partners, including our suppliers.

Natural disasters such as earthquakes could severely damage or destroy one or more of our facilities, thereby severely disrupting our business operations. We may also experience plant shutdowns or periods of reduced production because of regulatory issues, equipment failure, delays in raw material deliveries or COVID-19 outbreaks. Any such disruption or unanticipated event may cause significant interruptions or delays in our business and the reduction or loss of inventory may render us unable to fulfill customer orders in a timely manner, or at all which would adversely affect our business, results of operations and financial condition.

Risks associated with U.S. and international expansion

Our future growth depends, in part, on our expansion efforts outside of Canada. We have limited operating experience outside of Canada including with respect to regulatory environments and market practices and cannot guarantee that we will be able to penetrate or successfully operate in any market outside of Canada. In connection with any future expansion efforts outside of Canada, and in particular outside of North America, we would expect to encounter additional obstacles, including increased costs and expenses associated with international shipping, including inventory management and distribution, cultural and linguistic differences and differences in regulatory environments and market practices including with respect to food safety, manufacturing, labeling, distribution, marketing, and advertising and privacy laws such as those relating to collection, storage and use of information on consumers ordering from our eCommerce store. Failure to develop new markets outside of Canada (through our eCommerce store or otherwise) may harm our business, growth and results of operations and could cause the market price of our Common Shares to decline.

Risks relating to product labeling and marketing

Our products are subject to regulations governing their labeling, marketing and advertising. If regulators determine that the labeling of any of our products is not in compliance with applicable law or regulations in Canada or other jurisdictions, we could be subject to civil remedies or penalties, such as fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of the products, or refusals to permit the import or export of products, as well as potential criminal sanctions.

We could also become subject to third-party claims, because of any violations of, or liabilities under, such requirements, including any competitor or consumer challenges relating to compliance with such requirements. For example, in connection with the marketing and advertisement of our products, we could be the target of claims relating to false or misleading advertising, including under the Canadian Safe Food for Canadians Act, Food and Drugs Act or Competition Act or similar statutes in other countries, or the consumer protection statutes in various jurisdictions. Such claims could include challenges to our label or labeling claims that, if successful, could require us to make labeling changes and/or pay monetary damages.

Health Canada and the CFIA or similar foreign regulatory authorities, such as the Food and Drug Administration and the United States Department of Agriculture, or authorities in the UK, the EU or the EU member states, could take action to impact our ability to use the terms ‘‘meat’’ or ‘‘cheese’’ or similar words to describe or advertise our brand and products. In addition, a food may be deemed misbranded if its labeling is false or misleading in any particular way, and authorities or other regulators could interpret the use of such terms or any similar phrase(s) to describe our plant-based food products as false or misleading or likely to create an erroneous impression regarding their composition. Should regulatory authorities take action with respect to the use of the terms ‘‘meat’’, ‘‘cheese’’ or similar terms, such that we are unable to use those terms with respect to our plant-based products, we could be subject to enforcement action or recall of our products marketed with these terms, we may be required to modify our marketing strategy, and our business, prospects, results of operations or financial condition could be adversely affected. Competitors may also try to bring legal action against us and any resulting litigation could be costly and disruptive to our ability to market in the affected jurisdictions.

Any change in labeling or packaging requirements for our products may lead to an increase in costs or interruptions in production, either of which could adversely affect our operations and financial condition. New or revised government laws and regulations could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls or seizures and confiscations, as well as potential criminal sanctions, any of which may adversely affect our business, results of operations and financial condition.

Risks relating to product innovation failure

Our growth in part depends on our ability to develop and market new products and improvements to our existing products that appeal to consumer preferences. The success of our innovation and product development efforts is affected by our ability to anticipate changes in consumer preferences, the technical capability of our R&D team in developing and testing product prototypes, including complying with applicable governmental regulations, the success of our management and sales and marketing team in introducing and marketing new products and positive acceptance by consumers. Failure to develop and successfully market and sell new products will inhibit our growth, sales and profitability.

Risks relating to customer retention and recruitment failure

Our success, and our ability to increase revenue and operate profitably, depends in part on our ability to acquire new customers and retain existing customers across our distribution channels. We may fail to acquire or retain customers due to a variety of factors including negative value and quality perceptions, a lack of new and relevant products or failure to deliver customers’ orders in a timely manner.

Risks associated with customer consolidation or loss of significant customers

As we increase distribution to retail grocery stores, we will be subject to the risk resulting from increasing consolidation being experienced in that sector, in particular by smaller independent retailers. As retail grocers continue to consolidate and customers grow larger and more sophisticated, we will be required to adjust to changes in their purchasing practices and requirements including resistance to product price increases. We could also be affected by other adverse developments in the relationship with one or more large customers including the loss thereof, the reduction of purchasing levels or the cancellation of any business from large customers for an extended period of time. Any of these events could have a material adverse effect on our business, financial condition and results of operations.

Risks associated with product pricing

Our success is dependent, in part, on our ability to make pricing decisions regarding our products that, on one hand encourage consumers to buy, yet on the other hand recoup development and other costs associated with those products. Products that are priced too high will not sell and products priced too low will not generate an adequate return. Accordingly, any failure by us to properly price our products could have a material adverse effect on the VERY GOOD’s financial condition and results of operations.

Risks relating to laws and regulatory requirements

We are subject to employment, health and safety, cyber and data security, privacy, environmental, tax, advertising, competition and other laws, and regulation by government agencies such as Health Canada and the CFIA who regulate various aspects of our products, including food safety standards, preventive controls plans, traceability and current good manufacturing practices. In particular, our production facilities and products are subject to inspection by the CFIA and provincial and municipal health authorities. We strive to maintain compliance with all laws and regulations. Nevertheless, there can be no assurance that we are in compliance with all such laws and regulations, have all necessary permits and licenses, and will be able to comply with such laws and regulations, or obtain such permits and licenses in the future. Failure by us to comply with applicable laws and regulations and permits and licenses could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our financial condition and results of operations. If we, or third parties involved in the supply chain of our products, cannot successfully manufacture, package, label, store, advertise or distribute products that conform to the specifications and the strict regulatory requirements of the CFIA or other applicable regulators, we may be subject to adverse inspectional findings or enforcement actions, which could materially impact our ability to market our products, could result in our inability to manufacture our products, or could result in a recall of our products that have already been distributed.

The regulatory environment in which we operate could change significantly in the future.    Enforcement of existing laws and regulations, changes in legal requirements and/or evolving interpretations of existing regulatory requirements may result in increased compliance costs and create other obligations, financial or otherwise, that could adversely affect our business, financial condition or results of operations. In particular, any change in laws and regulations, including laws and regulations applicable to the manufacture, composition, ingredients, packaging, labeling, distribution, advertising, sale, quality and safety requirements for our products may lead to an increase in costs or interruptions in production, either of which could adversely affect our operations and financial condition.

Risks relating to information technology systems and cybersecurity

We rely on our information technology systems to manage our business, including customer, employee, product, inventory, supply chain and financial data. We also use mobile devices, online message platforms and other online activities to communicate with employees and other stakeholders. The failure of our information technology systems to operate effectively could adversely affect our business. In addition, our information technology systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber-attacks, phishing attacks, denial-of-service attacks, social engineering attacks, ransomware attacks, security breaches, catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, pandemics, acts of war or terrorism, and usage errors by our employees. If our information technology systems are damaged or cease to function properly, we may have to make a significant investment to fix or replace them.

We may also suffer loss of critical data, compromise to the integrity or confidentiality of data and information, including but not limited to employee, customer and supplier information in our systems or networks, disruption to the systems or networks of third parties on which we rely, and interruptions or delays in our operations. We rely on third-party technology cloud providers and may be subject to risks of such service providers ceasing business operations, changing their business models, reducing functionality or experiencing cyber-attacks or system outages. Any significant loss of data or failure to maintain reliable data could have a material adverse effect on our business and results of operations. A disruption to our eCommerce business could reduce our eCommerce revenue, increase our costs, diminish our growth prospects, expose us to litigation, decrease customer confidence and damage our brand,    and a material interruption to any of our computer systems could adversely affect our business or results of operations and our reputation.

We generally collect, process, store and use sensitive personal information relating to our customers and employees, including their personally identifiable information, and rely on third parties for the operation of our eCommerce site and for the various social media tools and websites we use, for marketing purposes and for employment purposes. Any perceived, attempted or actual unauthorized disclosure of personally identifiable information regarding our employees, customers or website visitors could harm our reputation and credibility, reduce our eCommerce revenue, reduce our ability to attract and retain customers, or subject us to litigation or the imposition of significant fines or penalties, which could adversely affect our business, growth, brand image and reputation. Moreover, we could incur significant expenses or disruptions of our operations in connection with system failures or data breaches.

Many jurisdictions have adopted privacy and data security laws or regulations that require notification to consumers or employees if the security of their personal information is breached, among other requirements. Any compromise of our security or accidental loss or theft of customer or employee data in our possession could result in a violation of applicable privacy and other laws, significant legal and financial exposure and damage to our reputation, which could adversely impact our business, financial condition, results of operations and the price of our Common Shares.

Risks associated with litigation

As a growing company with expanding operations, we increasingly face the risk of litigation and other claims against us. Litigation and other claims may arise in the ordinary course of our business and include employee and customer claims, commercial disputes, landlord-tenant disputes, intellectual property issues, product recall and liability claims. These claims can raise complex factual and legal issues that are subject to risks and uncertainties and could require significant management time. Litigation and other claims against us could result in unexpected expenses and liabilities, which could materially adversely affect our operations, our reputation and the market price of our Common Shares.

Risks relating to climate change

Physical risks resulting from climate change can be event-driven (acute) or long-term (chronic) shifts in climate patterns that may have negative impacts on our business, including direct damage to assets such as our facilities and indirect impact to our supply chain. As climate change accelerates, its impacts are becoming more widespread and unpredictable. The incidence and impact of severe weather-related events, long term changes in weather patterns that lead to extreme weather and natural disasters including flooding and drought, may have a negative effect on agricultural productivity, which may result in decreased availability or less favourable pricing for some or many of the ingredients in our products such as such as legumes and vegetables. Furthermore, evolving regulatory and legal frameworks to tackle climate change today and in the future may lead to adverse impacts to our business. These may include, but are not limited to, costs related to compliance, resources, and transportation.

Insurance-related risks

We maintain insurance including liability insurance, property and business interruption insurance and directors’ and officers’ insurance, with deductibles, limits of liability and similar provisions. However, there is no guarantee that our insurance coverage will be sufficient, or that insurance proceeds will be paid to us on a timely basis. In addition, there are types of losses we may incur but against which we cannot be insured or which we believe are not economically reasonable to insure. If we incur these losses and they are material, our business, financial condition and results of operations may be adversely affected. Also, certain material events may result in sizable losses for the insurance industry and materially adversely impact the availability of adequate insurance coverage or result in significant premium increases. Accordingly, we may elect to self-insure, accept higher deductibles or reduce the amount of coverage in response to such market changes.

Risks relating to dilution

The issuance of additional Common Shares, or securities convertible into Common Shares, under any equity financing or pursuant to any equity-based compensation plans, may have a dilutive effect on the interests of shareholders. The number of Common Shares that we are authorized to issue is unlimited. We may, in our sole discretion, subject to applicable law and the rules of the TSX-V, issue additional Common Shares from time to time and the interests of shareholders may be diluted as a result.

Risks associated with leasing commercial and retail space

We lease all of our facilities and accordingly, are subject to all of the risks associated with leasing, occupying and making tenant improvements to real property, including adverse demographic and competitive changes affecting the location of the property and changes in availability of and contractual terms for leasable commercial and retail space. Changes in areas around our current and future butcher shops that result in reductions in customer foot traffic or otherwise render the location unsuitable or altogether unavailable due to unforeseen or extraordinary circumstances including as a result of the COVID-19 pandemic, could result in lower sales volumes and adversely affect our business, results of operation, and financial condition. We also have significant financial obligations under the leases we have entered into and if we are not able to meet our lease obligations, this could have a material adverse effect on our financial condition and business.

Risks associated with consumer trends

Our business is focused on providing wholesome and nutritious plant-based products as alternatives to traditional animal-based products. Consumer demand could change based on a number of possible factors, including dietary habits and nutritional values, concerns regarding the health effects of ingredients and shifts in preference for various product attributes that we may not be able to accurately predict or respond to. If consumer demand for our products decreases, our business and financial condition would suffer. Consumer trends could change based on a number of possible factors, including economic factors and social trends. A significant shift in consumer demand away from our products could reduce sales, which would harm our business and financial condition.

Risks associated with general economic conditions

The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as COVID-19), man-made or natural disasters, actual or threatened war, terrorist activities, political unrest, civil unrest, and other geopolitical uncertainty. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns and may reduce the amount of plant-based food products that they purchase, and in particular more premium items such as our products. In addition, the occurrence of any of these events may disrupt commerce, our supply chain operations, international trade or result in political or economic instability. Prolonged unfavourable economic conditions or uncertainty may have an adverse effect on our business and financial condition.

Risks relating to labour unions

Union attempts to organize our employees could negatively affect our business. None of our employees are currently subject to a collective bargaining agreement. As we expand our operations, unions may attempt to organize all or part of our employee base. Responding to such organization attempts may divert the attention and efforts of management and employees and may have a negative financial impact on our business. The maintenance of a productive and efficient labour environment and, in the event of unionization of these employees, and the successful negotiation of a collective bargaining agreement, cannot be assured.

Protracted and extensive work stoppages or labour disruptions such as strikes or lockouts could have a material adverse effect on our business, financial condition and results of operations.

Risks relating to failure to meet corporate social responsibility metrics

We have set certain corporate social responsibility metrics for ourselves and our failure to meet such metrics may influence our reputation and the value of our brand. For example, we are applying to B Lab to become a Certified B Corporation. If we obtain status as a Certified B Corporation our reputation could be harmed if we subsequently lose such status, whether by our choice or by our failure to meet B Lab’s certification requirements, if that change in status were to create a perception that we are more focused on financial performance and are no longer as committed to the values shared by Certified B Corporations. Similarly, our reputation could be harmed if we take actions that are perceived to be misaligned with our values. Any harm to our reputation resulting from setting these metrics or our failure or perceived failure to meet such metrics could impact: employee engagement and retention; consumer loyalty, the willingness of our customers to do business with us; or investors’ willingness to purchase our Common Shares, any of which could adversely affect our business, financial performance, and growth.

In addition, shareholders and institutional investors increasingly focus on corporate ESG practices which they commonly measure through third-party benchmarks or scores. If our future ESG practices do not meet these standards we may lose investment from certain shareholders and our business and reputation could be negatively impacted and the price of our Common Shares could be materially and adversely affected.

Risks associated with counterparties

We are party to contracts, transactions and business relationships with various third parties, pursuant to which such third parties have performance, payment and other obligations to us. If any of these third parties were to become subject to bankruptcy, receivership or similar proceedings, our rights and benefits in relation to our contracts, transactions and business relationships with such third parties could be terminated, modified in a manner adverse to us, or otherwise impaired. We cannot make any assurances that we would be able to arrange for alternate or replacement contracts, transactions or business relationships on terms as favourable as our existing contracts, transactions or business relationships, if at all. Any inability on our part to do so could have a material adverse effect on our business and results of operations.

Risks relating to changes in accounting standards

Generally accepted accounting principles and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, including but not limited to revenue recognition, impairment of assets, leases, inventory, income taxes and litigation, are highly complex and involve many subjective assumptions, estimates and judgments. Changes in these rules or their interpretation or changes in underlying assumptions, estimates or judgments could significantly change our reported financial performance or financial condition in accordance with generally accepted accounting principles.

Risks Relating to our Common Shares

Risks relating to volatility of the market price for our Common Shares

The market price of our Common Shares could be subject to significant fluctuations which could materially reduce the market price of our Common Shares regardless of our operating performance. In addition to the other risk factors described this Annual Information Form, the factors that could cause significant disruption in the market price of our Common Shares may include actual or anticipated changes or fluctuations in our operating results, adverse market reaction to any indebtedness we may incur or securities we may issue in the future, litigation or regulatory action, significant acquisitions, business combinations or other strategic actions or capital commitments by or involving us or our competitors, recruitment or departure of key personnel and investors’ general perception and reactions to our public disclosure and filings.

In addition, broad market and industry factors may harm the market price of our Common Shares. As a result, the market price of our Common Shares may fluctuate based upon factors external to us and that may have little or nothing to do with us, including expectations of market analysts, positive or negative recommendations or withdrawal of research coverage by analysts, publication of research reports or news stories about us, our competitors or our industry and changes in general political, economic, industry and market conditions and trends.

Risks relating to future sales of our Common Shares

We cannot predict the size of future issuances of our Common Shares or the effect, if any, that future issuances and sales of our Common Shares will have on the market price of our Common Shares. Sales of substantial amounts of our Common Shares, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Shares.

Risks relating to dividends

We currently expect to retain all available funds for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, pursuant to the Loan Agreement and other agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant.

DESCRIPTION OF CAPITAL STRUCTURE

The following is a summary of the material attributes and characteristics of the Company’s authorized share capital. This summary is qualified by reference to, and is subject to, and the detailed provisions of our Articles available under the Company’s profile on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Our authorized share capital consists of an unlimited number of Common Shares. As at the date of this Annual Information Form, there were 97,614,148 Common Shares issued and outstanding. Holders of our Common Shares are entitled to receive notice of, and to attend and vote at, all meetings of shareholders and to receive all notices and other documents required to be sent to shareholders. On a poll, every shareholder is entitled to one vote for each Common Share held. The holders of Common Shares are entitled to dividends if, as and when declared by the Board and, upon the liquidation, dissolution or winding-up of its affairs or other distribution of its assets for the purpose of winding-up its affairs, to receive, on a pro rata basis, all of the remaining assets of the Company. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking fund or purchase fund provisions.

DIVIDEND POLICY

We currently intend to retain any future earnings to fund the development and growth of our business and do not currently anticipate paying dividends on the Common Shares. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on many factors, including, among others, our financial condition, current and anticipated cash requirements, contractual restrictions and financing agreement covenants, and other factors that our Board may deem relevant.

The Loan Agreement, or certain other agreements that the Company may enter into from time to time for indebtedness, prohibits us from paying dividends at any time at which a default or event of default has occurred and is continuing, or if a default or event of default would exist as a result of paying the dividend.

MARKET FOR COMMON SHARES

Trading Price and Volume

The Common Shares are currently listed and posted for trading on the TSX-V under the symbol ‘‘VERY.V’’. Our Common Shares were initially listed on the CSE on June 16, 2020 until March 16, 2021 and thereafter on the TSX-V, where the Common Shares commenced trading on March 17, 2021. The following table sets forth the price ranges and traded volume of Common Shares in 2020 as reported by the CSE:

Period	High ($)	Low ($)	Volume
June 17 – June 30	2.49	0.46	23,674,486
July	1.96	1.01	11,726,668
August	1.68	1.11	8,095,762
September	1.92	1.40	7,188,511
October	3.47	1.51	20,692,863
November	7.60	3.16	40,170,213
December	9.50	5.83	23,092,312

Prior Sales

The following table summarizes details of the following securities that are not listed or quoted on a marketplace issued by VERY GOOD during the fiscal year ended December 31, 2020:

Security	Number of Securities	Exercise Price Per Security($)	Date of Issue
Options(1)	3,100,000	0.25	January 1, 2020
Warrants(2)	16,667	0.15	January 31, 2020
Warrants(2)	16,667	0.15	February 28, 2020
Warrants(2)	16,667	0.15	March 31, 2020
Warrants(2)	16,667	0.15	April 30, 2020
Warrants(2)	16,667	0.15	May 31, 2020
Warrants(3)	500,000	0.25	June 17, 2020
Warrants(4)	1,288,000	0.25	June 17, 2020
Options(1)	400,000	0.25	June 17, 2020
Options(1)	120,000	0.25	June 24, 2020
Warrants(5)	40,000	2.00	August 7, 2020
Warrants(5)	522,548	1.30	August 7, 2020
Warrants(6)	3,277,500	2.00	August 7, 2020
Options(1)	60,000	1.56	August 7, 2020
Warrants(6)	88,462	2.00	August 13, 2020
Warrants(7)	45,000	1.60	August 13, 2020
Options(1)	30,000	1.65	September 4, 2020
Options(1)	5,506	1.70	September 17, 2020
Options(1)	250,000	1.68	September 21, 2020
Warrants(7)	60,000	1.51	October 6, 2020
Options(1)	100,000	1.60	October 7, 2020

Security	Number of Securities	Exercise Price Per Security($)	Date of Issue
Options(1)	50,000	1.74	October 13, 2020
Options(1)	522,300	4.65	November 24, 2020
Warrants(8)	2,032,307	4.50	December 4, 2020
Warrants(9)	296,308	3.50	December 4, 2020
Warrants(10)	15,000	4.50	December 4, 2020
Options(1)	150,000	8.86	December 5, 2020
Options(1)	5,000	9.07	December 7, 2020
Warrants(7)	60,000	7.60	December 21, 2020
Warrants(11)	225,000	5.65	June 7, 2021

Notes:

(1)	Represents a grant of stock options (“Options”) pursuant to our stock option plan to employees, officers, directors and consultants.

(2)

Represents Warrants issued to Drew Bonnell, our former Chief Financial Officer, Corporate Secretary and director, as compensation under his consulting agreement with us. Each unit consisted of one Common Share and one-half of one Warrant. Each Warrant is exercisable to purchase one additional Common Share at a price of $0.30 until the date that is 12 months from issuance.

(3)

Represents Warrants issued to Canaccord Genuity Corp. as compensation under an advisory services agreement. Each Warrant entitles the holder to purchase one Common Share at a price of $0.25 until December 17, 2021.

(4)

Represents 1,288,000 Warrants issued to Canaccord Genuity Corp. as compensation for services as agent for our IPO, with each Warrant being exercisable for one Common Share at a price of $0.25 until June 17, 2021.

(5)

Represents Warrants issued to Canaccord Genuity Corp. as compensation for services as underwriter for the August Bought Deal. Each Warrant is exercisable at a price of $1.30 for one unit of the Company, each such unit comprised of one Common Share and one-half of one Warrant until February 7, 2022. The Warrants to be received upon exercise of these units are exercisable for one Common Share until February 7, 2022 at a price of $2.00.

(6)

Represents the Warrants forming part of the units issued pursuant to a Warrant indenture dated August 7, 2020 with Computershare Trust Company Inc., as warrant agent, as well as the Warrants issued to purchasers in the small private placement completed on August 13, 2020. Each Warrant is exercisable for one Common Share at an exercise price of $2.00 until February 7, 2022 in the case of Warrants issued pursuant to the August Bought Deal, and February 13, 2022 in the case of Warrants issued in the private placement.

(7)	Represents Warrants issued to Brian Greenleaf, our former Chief Operating Officer, as compensation for his services to VERY GOOD. The Warrants expire 12 months from their issuance.

(8)

Represents the Warrants forming part of the units issued to purchasers in the December Bought Deal pursuant to a Warrant indenture dated December 4, 2020 with Computershare Trust Company Inc., as warrant agent as well as the Warrants issued to the purchaser in the private placement also completed on December 4, 2020. Each Warrant is exercisable for one Common Share at an exercise price of $4.50 until June 4, 2022.

(9)

Represents Warrants issued to Canaccord Genuity Corp. as compensation for services as underwriter for the December Bought Deal. Each Warrant is exercisable at a price of $3.50 for one unit of the Company, each such unit comprised of one Common Share and one-half of one Warrant until June 4, 2022. The Warrants to be received upon exercise of these units are exercisable for one Common Share at a price of $4.50 until June 4, 2022.

(10)

Represents 15,000 Warrants issued to Canaccord Genuity Corp. as compensation for services as underwriter for the December Bought Deal, with each Warrant being exercisable for one Common Share at a price of $4.50 until June 4, 2022.

(11)	Represents Warrants issued to the lender under the Loan Agreement. Each Warrant is exercisable for one Common Share at a price of $5.62 until June 7, 2026.

ESCROWED SECURITIES AND SECURITIES SUBJECT TO CONTRACTUAL RESTRICTION ON TRANSFER

Escrow

The following table sets out the securities that are currently held in escrow pursuant to an escrow agreement dated May 11, 2020 (the ‘‘Escrow Agreement’’), among our co-founders Mitchell Scott and James Davison, Tania Friesen (James Davison’s spouse), our former Chief Financial Officer Drew Bonnell (collectively, the ‘‘Escrowed Parties’’) and Computershare Trust Company, as escrow agent:

Designation of Class	Number of Escrowed Securities(1)	Percentage of Class(2)
Common Shares	21,060,425	21.6%

Notes:

(1)

On May 11, 2020, 27,850,006 Common Shares and 158,337 Warrants (the “Escrow Warrants”) were deposited into escrow by the Escrowed Parties pursuant to the Escrow Agreement. On June 16, 2020, 2,788,334 Common Shares were released from escrow. On December 16, 2020 a further, 4,192,085 Common Shares were released from escrow. On June 16, 2021, a further 4,212,085 Common Shares will be released from escrow. On December 16, 2021, 4,212,085 Common Shares will be released from escrow. On June 16, 2022, a further 4,212,085 Common Shares will be released from escrow. On December 17, 2022, 4,212,085 Common Shares will be released from escrow. On June 16, 2023, a further 4,212,085 Common Shares will be released from escrow. As at the date of this Annual Information Form, all of the Escrow Warrants have been exercised and the Common Shares resulting from such exercise have been deposited into escrow in accordance with the terms of the Escrow Agreement.

(2)	Based on 97,614,148 Common Shares issued and outstanding.

Shares Subject to Contractual Restriction on Transfer

An aggregate of 139,676 Common Shares issued as partial compensation for the acquisition of the Cultured Nut are subject to a lock-up agreement pursuant to which the vendors of the Cultured Nut have agreed that they will not, directly or indirectly sell or agree to sell or announce any intention to sell any of these Common Shares until February 24, 2022 without our prior written consent.

Similarly, an aggregate of 62,329 Common Shares issued as partial compensation for the acquisition of Lloyd-James are also subject to a lock-up agreement and will be released from lock-up in increments of 62,329 Common Shares on each of June 11, 2021, September 11, 2021, December 11, 2021 and March 11, 2022.

DIRECTORS AND OFFICERS

The names and jurisdiction of residence of the directors and executive officers of the Company, their respective positions and offices held with the Company and their principal occupation for the last five or more years are shown below as at the date hereof. Directors are elected to serve until the next annual meeting or until their successors are elected or appointed, unless their office is earlier vacated.

Name, Province or State and Country of Residence	Current Position/Office with the Company	Held Since	Principal Occupation During the Previous Five Years
Mitchell Scott British Columbia, Canada	Co-Founder, Chief Executive Officer and Chairman	2016	Co-Founder and Chief Executive Officer of VERY GOOD since December 2016 and prior thereto, Global Director Sales & Promotion, Degica

James Davison British Columbia, Canada	Co-Founder, Chief Research & Development Officer and Director	2016	Co-Founder, Chief Research & Development Officer of VERY GOOD since December 2016 and prior thereto, Chef in the UK and Canada

Ana Silva British Columbia, Canada	President and Director	2021	President of VERY GOOD since January 2021. Prior thereto, Chief Financial Officer of Daiya Foods Inc. (November 2015 to December 2020)

Kamini Hitkari British Columbia, Canada	Chief Financial Officer Corporate Secretary	2020

Chief Financial Officer of VERY GOOD since September 2020, prior thereto Chief Financial Officer of Experion Holdings Ltd. (March 2019 to September 2020), prior thereto Vice-President Strategic Finance at Aurora Cannabis (April 2018 to November 2018), and prior thereto Director of Finance Retail Banking & Wealth Management at HSBC Bank Canada (October 2012 to March 2018)

William (Bill) P. Tolany(1)(3) Texas, United States	Director	2020	Independent Consultant and prior thereto Regional Manager at Amazon (May 2015 to November 2017)

Dela Salem(1)(2)(3) British Columbia, Canada	Director	2019	Corporate Controller at J. Proust & Associates Inc. since February 2011

Sarah Hardy(1)(2)(3) British Columbia, Canada	Director	2019

Founder and Principal at Elevate Management Consulting Inc. since January 2018 and prior thereto Vice-President of Medical Sales at Invictus MD (August 2018 to May 2019) and Director of Business Development at Stryder Motorfreight Inc. (April 2017 to July 2018)

Notes:

(1)	Member of our audit committee.
(2)	Member of our compensation committee.
(3)	Independent director for the purposes of National Instrument 58-101 – Disclosure of Corporate Governance Practices of the Canadian Securities Administrators.

Ownership Interest

As of the date of this Annual Information Form, our directors and executive officers, as a group, beneficially own, or control or direct, directly or indirectly 26,840,208 Common Shares, representing 27.5% of our issued and outstanding Common Shares.

Cease Trade Orders

To the knowledge of the Company, no director or executive officer of the Company (nor any personal holding company of any of such individuals) is, as of the date of this Annual Information Form, or was within ten years before the date of this Annual Information Form, a director, chief executive officer or chief financial officer of any company (including the Company), that: (i) was subject to a cease trade order (including a management cease trade order), an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case that was in effect for a period of more than 30 consecutive days (collectively, an “Order’’), that was issued while the individual was acting in the capacity as a director, chief executive officer or chief financial officer; or (ii) was subject to an Order that was issued after the individual ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that individual was acting in the capacity as director, chief executive officer or chief financial officer.

Bankruptcies

To the knowledge of the Company, no director, executive officer or control person of the Company (nor any personal holding company of any of such individuals): (i) is, as of the date of this Annual Information Form, or has been within the ten years before the date of this Annual Information Form, a director or executive officer of any company (including the Company) that, while that individual was acting in that capacity, or within a year of that individual ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (ii) has, within the ten years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets.

Penalties or Sanctions

To the knowledge of the Company, no director, executive officer or control person of the Company (nor any personal holding company of any of such individuals) has been subject to: (i) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or (ii) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable holder of Common Shares in deciding whether to vote for the proposed director.

Conflicts of Interest

To the knowledge of the Company, there are no known material existing or potential conflicts of interest among the Company’s directors, officers or other members of management as a result of their outside business interests except that certain of the Company’s directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies. See “Directors and Officers’’ and “Interest of Management and Others in Material Transactions”.

AUDIT COMMITTEE

The primary function of the audit committee of the Board (the “Audit Committee’’) is to assist the Board in fulfilling its financial oversight responsibilities by monitoring: (i) the quality and integrity of our financial statements and other financial information; (ii) the compliance of such statements and information with legal and regulatory requirements; (iii) the qualifications, independence and performance of our independent external auditors; and (iv) the performance of our internal accounting procedures. In meeting these responsibilities, the Audit Committee monitors the financial reporting process and internal control system; reviews and appraises the work of external auditors and provides an avenue of communication between the external auditors, senior management and the Board. The Audit Committee is also mandated to review and approve all material related party transactions.

Audit Committee Charter

Our Board has adopted a written charter, attached at Appendix A, setting forth the purpose, composition, authority and responsibility of our Audit Committee (the “Audit Committee Charter’’), consistent with National Instrument 52-110 – Audit Committees (“NI 52-110’’).

Composition of the Audit Committee

Our Audit Committee consists of three directors, all of whom are independent directors and financially literate within the meaning of NI 52-110. Our Audit Committee is comprised of Dela Salem (Chair), William (Bill) Tolany, and Sarah Hardy.

Relevant Education and Experience of Audit Committee Members

Each of our Audit Committee members has an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting.

Dela Salem – Dela is a professional accountant with over ten years of accounting experience with private and public companies focusing on financial reporting, regulatory compliance, internal control and corporate finance activities. Dela’s experience includes financial reporting for Canadian and US listed companies with multiple international subsidiaries. Dela holds a Bachelor of Business Administration from Simon Fraser University and is a Chartered Professional Accountant, CPA.

Sarah Hardy – Sarah holds an MBA from the Richard Ivey School of Business at the University of Western Ontario and a Bachelor of Commerce from the Sauder School of Business at the University of British Columbia.

William (Bill) P. Tolany – Bill has held senior roles in the marketing and ecommerce divisions of Whole Foods Market and Amazon. Bills hold an MBA from the University of Texas at Austin and a Bachelor of Science from the University of Notre Dame.

External Auditor Service Fee

For the period from incorporation to December 31, 2019 and for the fiscal year ended December 31, 2020, we incurred the following fees by our former external auditors, DMCL LLP, Chartered Professional Accountants (“DMCL’’) and our current external auditors, KPMG LLP (“KPMG’’):

Fiscal year ended	Audit fees(1) ($)	Audit related fees(2) ($)	Tax fees(3) ($)	All other fees(4) ($)
December 31, 2020	127,700	6,000	16,050	Nil
From incorporation to December 31, 2019	40,488	50,000	Nil	368

Notes:

(1)

“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of VERY GOOD’s consolidated financial statements and fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements.

(2)

“Audit-Related Fees” include services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents and reviews of securities filings.

(3)

“Tax Fees” This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)	“All Other Fees” include all other non-audit services.

KPMG replaced DMCL as auditors of VERY GOOD on December 16, 2020.

Audit Committee Oversight

The Audit Committee has not made any recommendations to the Board to nominate or compensate any auditor other than DMCL and KPMG.

Pre-Approval Policies and Procedures

Other than as set forth in the Audit Committee Charter, the Audit Committee has not adopted any specific policies and procedures for the engagement of non-audit services.

Exemption

As a venture issuer, VERY GOOD is relying upon on the exemption in section 6.1 of NI 52-110 from the requirements of Parts 3 (Composition of the Audit Committee) and 5 (Reporting Obligations).

PROMOTERS

Mitchell Scott and James Davison founded our Company and, accordingly, may be considered to be a ‘‘Promoter’’ of VERY GOOD within the meaning of applicable securities legislation in British Columbia. As of the date of this Annual Information Form, Mitchell Scott beneficially owns or controls, directly or indirectly, an aggregate of 13,924,533 Common Shares (representing approximately 14.27% of the issued and outstanding Common Shares as of the date of this Annual Information Form), 900,000 Options at an exercise price of $0.25 per Common Share until December 31, 2024 (450,000 Options) and January 1, 2025 (450,000 Options) and 525,000 Options at an exercise price of $7.03 per Common Share until January 29, 2026. James Davison beneficially owns or controls, directly or indirectly, an aggregate of 12,640,000 Common Shares (representing approximately 12.95% of the issued and outstanding Common Shares as of the date of this Annual Information Form, 900,000 Options at an exercise price of $0.25 per Common Share until December 31, 2024 (450,000 Options) and January 1, 2025 (450,000 Options) and 525,000 Options at an exercise price of $7.03 per Common Share until January 29, 2026.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

In the ordinary course of business, we may become involved in legal, administrative, regulatory and other proceedings, actions, claims and inquiries relating to our business. Management is not aware of any litigation outstanding, threatened or pending as of the date of this Annual Information Form by or against VERY GOOD or its subsidiaries which would be material to an investor of Common Shares. See further discussion under “Risk Factors’’.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as set out in this Annual Information Form, there are no material interests, direct or indirect, of any of our directors or executive officers, any Shareholder that beneficially owns, or controls or directs (directly or indirectly), more than 10% of any class or series of our Common Shares, or any associate or affiliate of any of the foregoing persons, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect us or any of our subsidiaries.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal office in Vancouver, British Columbia.

MATERIAL CONTRACTS

Other than contracts entered into in the ordinary course of business, the following are the material contracts entered into by VERY GOOD during our most recently completed financial year, prior to the date of this Annual Information Form, or prior to the beginning of our most recently completed financial year and that are still in effect.

(a)	Escrow Agreement;

(b)	Sub-Lease Agreement dated January 1, 2019 with Irene’s Bakery Ltd., is respect of the Victoria Facility;

(c)	Lease Agreement with Hudson Retail Inc., for the Victoria Butcher Shop;

(d)	Industrial Lease with MPW Properties Partnership in respect of the Rupert Facility;

(e)	Lease dated January 22, 2020 with Nicola V.A. Nickel Inc. in respect of Mount Pleasant;

(f)	Lease agreement dated August 31, 2020 with Traina Pacific, Inc., in respect of the Patterson Facility;

(g)	Warrant indenture dated August 7, 2020 with Computershare Trust Company Inc.;

(h)	Warrant indenture dated December 4, 2020 with Computershare Trust Company Inc.; and

(i)	Loan Agreement.

Copies of these agreements have been filed with the Canadian securities regulatory authorities and are available on SEDAR, at www.sedar.com, under our profile. Investors are encouraged to read the full text of such material agreements.

INTERESTS OF EXPERTS

The Company’s auditor is KPMG LLP, Chartered Professional Accountants, located at Vancouver, British Columbia. KPMG LLP have prepared an independent auditor’s report dated April 26, 2021 in respect of the consolidated financial statements of the Company as at December 31, 2020 and for the year then ended. KPMG LLP has advised that they are independent with respect to the Company within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia.

ADDITIONAL INFORMATION

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our Company’s securities and securities authorized for issuance under equity compensation plans, is contained in VERY GOOD’s management information circular for the 2021 annual meeting of shareholders. Additional financial information is provided in the Company’s audited annual consolidated financial statements and related management’s discussion and analysis for our most recently completed fiscal year ended December 31, 2020. Such documentation, as well as additional information relating to the Company, may be found under the Company’s profile on SEDAR at www.sedar.com.

APPENDIX A – AUDIT COMMITTEE CHARTER

I.	MANDATE

The Audit Committee (the ‘‘Committee’’) of the Board of Directors (the ‘‘Board’’) of The Very Good Food Company Inc. (the ‘‘Company’’) shall assist the Board in fulfilling its financial oversight responsibilities. The Committee’s primary duties and responsibilities under this mandate are to serve as an independent and objective party to monitor:

1.	The quality and integrity of the Company’s financial statements and other financial information;

2.	The compliance of such statements and information with legal and regulatory requirements;

3.	The qualifications and independence of the Company’s independent external auditor (the ‘‘Auditor’’); and

4.	The performance of the Company’s internal accounting procedures and Auditor.

II.	STRUCTURE AND OPERATIONS

A.	Composition

The Committee shall be comprised of three members, a majority of which shall be independent.

B.	Qualifications

Each member of the Committee must be a member of the Board.

A majority of the members of the Committee shall not be officers or employees of the Company or of an affiliate of the Company.

Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement.

C.	Appointment and Removal

The members of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by a majority vote of the Board.

D.	Chair

Unless the Board shall select a Chair, the members of the Committee shall designate a Chair by the majority vote of all of the members of the Committee. The Chair shall call, set the agendas for and chair all meetings of the Committee.

E.	Sub-Committees

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that a decision of such subcommittee to grant a pre-approval shall be presented to the full Committee at its next scheduled meeting.

F.	Meetings

The Committee shall meet at least once in each fiscal year, or more frequently as circumstances dictate. The Auditor shall be given reasonable notice of, and be entitled to attend and speak at, each meeting of the Committee concerning the Company’s annual financial statements and, if the Committee feels it is necessary or appropriate, at every other meeting. On request by the Auditor, the Chair shall call a meeting of the Committee to consider any matter that the Auditor believes should be brought to the attention of the Committee, the Board or the shareholders of the Company.

At each meeting, a quorum shall consist of a majority of members that are not officers or employees of the Company or of an affiliate of the Company.

As part of its goal to foster open communication, the Committee may periodically meet separately with each of management and the Auditor to discuss any matters that the Committee believes would be appropriate to discuss privately. In addition, the Committee should meet with the Auditor and management annually to review the Company’s financial statements in a manner consistent with Section III of this Charter.

The Committee may invite to its meetings any director, any manager of the Company, and any other person whom it deems appropriate to consult in order to carry out its responsibilities. The Committee may also exclude from its meetings any person it deems appropriate to exclude in order to carry out its responsibilities.

III.	DUTIES

A.	Introduction

The following functions shall be the common recurring duties of the Committee in carrying out its purposes outlined in Section I of this Charter. These duties should serve as a guide with the understanding that the Committee may fulfill additional duties and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern which the Committee in its sole discretion deems appropriate for study or investigation by the Committee.

The Committee shall be given full access to the Company’s internal accounting staff, managers, other staff and Auditor as necessary to carry out these duties. While acting within the scope of its stated purpose, the Committee shall have all the authority of, but shall remain subject to, the Board.

B.	Powers and Responsibilities

The Committee will have the following responsibilities and, in order to perform and discharge these responsibilities, will be vested with the powers and authorities set forth below, namely, the Committee shall:

Independence of Auditor

1)

Review and discuss with the Auditor any disclosed relationships or services that may impact the objectivity and independence of the Auditor and, if necessary, obtain a formal written statement from the Auditor setting forth all relationships between the Auditor and the Company, consistent with Independence Standards Board Standard 1.

2)	Take, or recommend that the Board take, appropriate action to oversee the independence of the Auditor.

3)	Require the Auditor to report directly to the Committee.

4)	Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the Auditor and former independent external auditor of the Company.

Performance & Completion by Auditor of its Work

5)

Be directly responsible for the oversight of the work by the Auditor (including resolution of disagreements between management and the Auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

6)	Review annually the performance of the Auditor and recommend the appointment by the Board of a new, or re-election by the Company’s shareholders of the existing, Auditor.

7)	Pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the Auditor unless such non-audit services:

(a)

which are not pre-approved, are reasonably expected not to constitute, in the aggregate, more than 5% of the total amount of revenues paid by the Company to the Auditor during the fiscal year in which the non-audit services are provided;

(b)	were not recognized by the Company at the time of the engagement to be non-audit services; and

(c)

are promptly brought to the attention of the Committee by management and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Internal Financial Controls & Operations of the Company

8)	Establish procedures for:

(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Preparation of Financial Statements

9)

Discuss with management and the Auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

10)

Discuss with management and the Auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

11)	Discuss with management and the Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

12)

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

13)	Discuss with the Auditor the matters required to be discussed relating to the conduct of any audit, in particular:

(i)	The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the Auditor or management.

(ii)

Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

Public Disclosure by the Company

14)

Review the Company’s annual and quarterly financial statements, management discussion and analysis (MD&A), annual information form, and management information circular before the Board approves and the Company publicly discloses this information.

15)

Review the Company’s financial reporting procedures and internal controls to be satisfied that adequate procedures are in place for the review of the Company’s public disclosure of financial information extracted or derived from its financial statements, other than disclosure described in the previous paragraph, and periodically assessing the adequacy of those procedures.

16)

Review any disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process of the Company’s financial statements about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Manner of Carrying Out its Mandate

17)

Consult, to the extent it deems necessary or appropriate, with the Auditor but without the presence of management, about the quality of the Company’s accounting principles, internal controls and the completeness and accuracy of the Company’s financial statements.

18)	Request any officer or employee of the Company or the Company’s outside counsel or Auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

19)	Meet, to the extent it deems necessary or appropriate, with management and the Auditor in separate executive sessions at least quarterly.

20)	Have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other consultants to advise the Committee advisors.

21)	Make regular reports to the Board.

22)	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

23)	Annually review the Committee’s own performance.

24)	Provide an open avenue of communication among the Auditor the Board.

25)

Not delegate these responsibilities other than to one or more independent members of the Committee the authority to pre-approve, which the Committee must ratify at its next meeting, non-audit services to be provided by the Auditor.

C.	Limitation of Audit Committee’s Role

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Auditor.